Exhibit 99.1

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors

SBA Communications Corporation and Subsidiaries

We have audited the accompanying consolidated balance sheets of SBA Communications Corporation and Subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Since the date of completion of our audit of the accompanying 2002 consolidated financial statements and initial issuance of our report thereon dated March 7, 2003 (except for the second paragraph of Note 20, as to which the date is March 17, 2003), which report contained an explanatory paragraph regarding the Company’s ability to continue as a going concern, the Company, as discussed in Note 2, refinanced its senior credit facility, and the new senior credit facility contains less restrictive financial covenant compliance requirements. Therefore, the conditions that raised substantial doubt about whether the Company will continue as a going concern no longer exist.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of SBA Communications Corporation and Subsidiaries as of December 31, 2002 and 2001, and the consolidated results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

As discussed in Note 5 to the consolidated financial statements, effective January 1, 2002, the Company changed its method of accounting for goodwill and other intangible assets.

The accompanying consolidated financial statements have been restated as discussed in Note 2.

                                /s/ ERNST & YOUNG LLP

West Palm Beach, Florida

October 10, 2003

SBA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (Restated)

(in thousands, except par values)

	December 31, 2002	December 31, 2001
ASSETS
Current assets:
Cash and cash equivalents	$61,141	$13,904
Accounts receivable, net of allowances of $5,572 and $5,921 in 2002 and 2001, respectively	36,292	56,796
Costs and estimated earnings in excess of billings on uncompleted contracts	10,425	11,333
Prepaid and other current assets	5,129	9,659
Assets held for sale	203,325	214,338

Total current assets	316,312	306,030
Property and equipment, net	940,053	986,063
Deferred financing fees, net	24,517	27,807
Other assets	18,779	22,244
Intangible assets, net	3,704	4,725
Goodwill, net	—	60,674

Total assets	$1,303,365	$1,407,543

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$16,810	$56,293
Accrued expenses	13,943	11,907
Deferred revenue	11,142	10,396
Interest payable	22,919	21,815
Long-term debt, current portion	60,083	365
Billings in excess of costs and estimated earnings on uncompleted contracts	2,362	6,302
Other current liabilities	3,595	2,664
Liabilities held for sale	2,685	2,966

Total current liabilities	133,539	112,708

Long-term liabilities:
Long-term debt	964,199	845,088
Deferred revenue	703	306
Other long-term liabilities	1,434	697

Total long-term liabilities	966,336	846,091

Commitments and contingencies

Shareholders’ equity:
Common stock-Class A par value $.01 (200,000 and 100,000 shares authorized, 45,674 and 43,233 shares issued and outstanding in 2002 and 2001, respectively)	457	432
Common stock-Class B par value $.01 (8,100 shares authorized, 5,456 shares issued and outstanding in 2002 and 2001)	55	55
Additional paid-in capital	667,441	663,724
Accumulated deficit	(464,463)	(215,467)

Total shareholders’ equity	203,490	448,744

Total liabilities and shareholders’ equity	$1,303,365	$1,407,543

The accompanying notes to consolidated financial statements are an integral part of these consolidated financial statements.

SBA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (Restated)

(in thousands, except per share amounts)

	For the years ended December 31,
	2002	2001
Revenues:
Site leasing	$114,995	$85,406
Site development	125,041	139,735

Total revenues	240,036	225,141

Cost of revenues (exclusive of depreciation and amortization shown below):
Cost of site leasing	40,607	30,629
Cost of site development	102,473	108,532

Total cost of revenues	143,080	139,161

Gross profit	96,956	85,980

Operating expenses:
Selling, general and administrative	34,352	42,103
Restructuring and other charges	47,762	24,399
Asset impairment charges	25,545	—
Depreciation and amortization	85,664	66,050

Total operating expenses	193,323	132,552

Operating loss from continuing operations	(96,367)	(46,572)

Other income (expense):
Interest income	601	7,059
Interest expense, net of amounts capitalized	(54,822)	(47,709)
Non-cash interest expense	(29,038)	(25,843)
Amortization of debt issuance costs	(4,480)	(3,887)
Write-off of deferred financing fees	—	(5,069)
Other	(169)	(76)

Total other expense	(87,908)	(75,525)

Loss from continuing operations before provision for income taxes and cumulative effect of change in accounting principle	(184,275)	(122,097)

Provision for income taxes	(309)	(1,493)

Loss from continuing operations before cumulative effect of change in accounting principle	(184,584)	(123,590)

Loss from discontinued operations, net of income taxes	(3,738)	(2,202)

Loss before cumulative effect of change in accounting principle	(188,322)	(125,792)

Cumulative effect of change in accounting principle	(60,674)	—

Net loss	$(248,996)	$(125,792)

Basic and diluted loss per common share amounts:
Loss from continuing operations before cumulative effect of change in accounting principle	$(3.66)	$(2.61)
Loss from discontinued operations	(0.07)	(0.05)
Cumulative effect of change in accounting principle	(1.20)	—

Net loss per common share	$(4.93)	$(2.66)

Weighted average number of common shares	50,491	47,321

The accompanying notes to consolidated financial statements are an integral part of these consolidated financial statements.

SBA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001

(in thousands)

	Common Stock
	Class A		Class B		Additional Paid-In Capital	Accumulated Deficit	Total
	Number	Amount	Number	Amount
BALANCE, December 31, 2000	40,989	$410	5,456	$55	$627,370	$(89,675)	$538,160
Common stock issued in connection with acquisitions	1,575	16	—	—	29,784	—	29,800
Non-cash compensation	—	—	—	—	3,326	—	3,326
Common stock issued in connection with employee stock purchase/option plans	669	6	—	—	3,244	—	3,250
Net loss	—	—	—	—	—	(125,792)	(125,792)

BALANCE, December 31, 2001 (restated)	43,233	432	5,456	55	663,724	(215,467)	448,744
Common stock issued in connection with acquisitions	1,316	13	—	—	1,383	—	1,396
Non-cash compensation	—	—	—	—	2,017	—	2,017
Common stock issued in connection with employee stock purchase/option/ severance plans	1,125	12	—	—	317	—	329
Net loss	—	—	—	—	—	(248,996)	(248,996)

BALANCE, December 31, 2002 (restated)	45,674	$457	5,456	$55	$667,441	$(464,463)	$203,490

The accompanying notes to consolidated financial statements are an integral part of these consolidated financial statements.

SBA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (Restated)

(in thousands)

	For the years ended December 31
	2002	2001
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(248,996)	$(125,792)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	85,664	66,050
Non-cash restructuring and other charges	43,438	24,119
Asset impairment charges	25,545	—
Non-cash items reported in discontinued operations (depreciation
and amortization)	16,664	12,658
Non-cash compensation expense	2,017	3,326
Provision for doubtful accounts	3,371	2,641
Amortization of original issue discount and debt issuance costs	33,518	29,730
Amortization of deferred gain from derivative	(133)	—
Write-off of deferred financing fees and extinguishment of debt	—	5,069
Cumulative effect of change in accounting principle	60,674	—
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable	17,133	(3,972)
Costs and estimated earnings in excess of billings on uncompleted contracts	908	3,201
Prepaid and other current assets	1,356	(3,849)
Other assets	(5,674)	2,721
Accounts payable	(15,229)	(12,183)
Accrued expenses	(144)	(2,417)
Deferred revenue	761	6,113
Interest payable	1,104	21,766
Other liabilities	(230)	(584)
Billings in excess of costs and estimated earnings on uncompleted contracts	(3,940)	156

Total adjustments	266,803	154,545

Net cash provided by operating activities	17,807	28,753

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from termination of interest rate swap agreement	5,369	—
Capital expenditures	(86,361)	(307,557)
Acquisitions and related earn-outs	(29,724)	(239,143)
Receipt (payment) of restricted cash	8,000	(8,000)

Net cash used in investing activities	(102,716)	(554,700)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from employee stock purchase/option plans	329	3,250
Proceeds from senior notes payable, net of financing fees	—	484,223
Borrowings under senior credit facility, net of financing fees	143,809	134,430
Bank overdraft borrowings (repayments)	(11,547)	8,602
Repayment of senior credit facility and notes payable	(445)	(105,634)

Net cash provided by financing activities	132,146	524,871

Net increase (decrease) in cash and cash equivalents	47,237	(1,076)
CASH AND CASH EQUIVALENTS:
Beginning of year	13,904	14,980

End of year	$61,141	$13,904

SBA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (Restated) (Continued)

(in thousands)

	For the years ended December 31,
	2002	2001
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest, net of amounts capitalized	$58,261	$25,943

Taxes	$1,502	$2,215

NON-CASH ACTIVITIES:
Assets acquired in connection with acquisitions	$3,396	$54,835

Liabilities assumed in connection with acquisitions	$(2,000)	$(3,685)

Common stock issued in connection with acquisitions	$(1,396)	$(29,800)

The accompanying notes to consolidated financial statements are an integral part of these consolidated financial statements.

SBA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Restated)

1. GENERAL

SBA Communications Corporation (the “Company” or “SBA”) was incorporated in the State of Florida in March 1997. The Company holds all of the outstanding capital stock of SBA Telecommunications, Inc. (“Telecommunications”). Telecommunications holds all of the capital stock of SBA Towers, Inc., SBA Properties, Inc., SBA Sites, Inc., and certain other tower companies (collectively “Tower Companies”), SBA Leasing, Inc. (“Leasing”) and SBA Network Services, Inc. SBA Network Services, Inc. holds all of the capital stock of other companies engaged in similar businesses (collectively “Network Services”).

The Tower Companies own and operate transmission towers in the eastern third of the United States, Puerto Rico and the U.S. Virgin Islands. Space on these towers is leased primarily to wireless communications carriers.

Leasing leases antenna tower sites from owners and then subleases such sites to wireless telecommunications providers.

Network Services provides comprehensive turnkey services for the telecommunications industry in the areas of site development services for wireless carriers and the construction and repair of transmission towers. Site development services provided by Network Services include network pre-design, site audits, site identification and acquisition, contract and title administration, zoning and land use permitting, construction management, microwave relocation and the construction and repair of transmission towers, including the hanging of antennas, cabling and associated tower components. In addition to providing turnkey services to the telecommunications industry, Network Services historically has constructed many of the newly-built towers that the Company owns.

2. DISCONTINUED OPERATIONS AND FINANCIAL STATEMENT RESTATEMENT

In March 2003, certain of the Company’s subsidiaries entered into a definitive agreement with AAT Communications Corp. (“AAT”) to sell up to an aggregate of 801 towers, which represented substantially all of the Company’s towers in the western two-thirds of the United States. The Company ultimately sold 784 of the 801 towers. In consideration of the Company’s recent tower sale to AAT, the Company evaluated the scope and operating plan with respect to the 68 remaining towers in the same geographic market as the towers sold to AAT. This evaluation resulted in the Company’s decision to sell all tower operations in this geographic market. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS 144”), the Company has classified the operating results of the 784 towers and the 68 towers, which are considered a component of the Company’s tower assets, as discontinued operations in the accompanying consolidated financial statements.

The discontinued operations affect only the Company’s site leasing segment. The following is a summary of the operating results of the discontinued operations:

	For the years ended December 31,
	2002	2001
	(in thousands)
Revenues	$24,638	$17,753

Site leasing gross profit	$15,604	$11,660

Loss from discontinued operations, net of income taxes	$(3,738)	$(2,202)

A portion of the Company’s interest expense has been allocated to discontinued operations based upon the debt balance attributable to those operations. Interest expense allocated to discontinued operations was $1.4 million for the year ended December 31, 2002. No interest expense was allocated to discontinued operations in 2001 as there was no associated debt outstanding during 2001.

The following is a summarized balance sheet presenting the carrying amounts of the major classes of assets and liabilities related to the 852 towers held for sale and classified as discontinued operations as of December 31, 2002 and 2001:

	As of December 31, 2002	As of December 31, 2001
	(in thousands)
Property and equipment, net	$199,167	$211,089
Other assets	4,158	3,249

Assets held for sale	$203,325	$214,338

Liabilities held for sale	$2,685	$2,966

In addition to the reclassification for discontinued operations, the Company has restated its 2002 and 2001 consolidated financial statements to reflect changes primarily related to the accounting for certain business combinations. The restatements are primarily a result of changes in 2001 to reflect the elimination of net deferred tax liabilities and corresponding goodwill established in connection with certain business combinations, as well as the accounting for earn-out obligations settled in 2002 related to previous business combinations. As a result, the write-off of goodwill recorded in 2002 has been reduced by approximately $24.2 million, consisting of a $19.9 million reduction of the cumulative effect of a change in accounting principle and a $4.3 million reduction of asset impairment charges. The effects of the restatements are as follows:

	As Previously Reported(1)	As Restated	As Previously Reported(1)	As Restated
	(in thousands, except per share data)
	2002	2002	2001	2001
Revenues	$240,036	$240,036	$225,141	$225,141

Site leasing gross profit	$74,388	$74,388	$54,777	$54,777

Site development gross profit	$22,568	$22,568	$31,803	$31,203

Total operating expenses	$197,574	$193,323	$132,505	$132,552

Loss from continuing operations before cumulative effect of change in accounting principle	$(188,835)	$(184,584)	$(122,943)	$(123,590)
Loss from discontinued operations	(3,738)	(3,738)	(2,202)	(2,202)

Loss before cumulative effect of change in accounting principle	(192,573)	(188,322)	(125,145)	(125,792)
Cumulative effect of change in accounting principle	(80,592)	(60,674)	—	—

Net loss	$(273,165)	$(248,996)	$(125,145)	$(125,792)

Per Share Data:
Basic and Diluted Loss Per Common Share Amounts:
Loss from continuing operations before cumulative effect of change in accounting principle	$(3.76)	$(3.66)	$(2.59)	$(2.61)
Loss from discontinued operations	(0.07)	(0.07)	(0.05)	(0.05)
Cumulative effect of change in accounting principle	(1.60)	(1.20)	—	—

Net loss per common share	$(5.43)	$(4.93)	$(2.64)	$(2.66)

Weighted average number of common shares(2)	50,308	50,491	47,437	47,321

(1)	The “as previously reported” amounts have been adjusted to reflect the impact of discontinued operations and the reclassification of the loss from the early extinguishment of debt in accordance with SFAS 145.
(2)	Adjusted to correct the timing of shares issuable under certain earn-out obligations.

As discussed in Note 12, on May 9, 2003, the Company refinanced its senior credit facility. The prior credit facility contained restrictive covenants and based on the Company’s 2003 projections it was forecasted that the

Company would be facing a covenant violation under the prior facility. This violation would have provided the lenders the ability to accelerate amounts due thereunder. As a result, the independent auditors’ report included in the initial issuance of the Company’s 2002 consolidated financial statements contained an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern if such debt acceleration occurred. The Company’s new credit facility discussed in Notes 12 and 22 contains less restrictive covenants. Based on the Company’s current projections the Company does not believe it will violate any of the financial covenants contained in the new facility. Therefore, the conditions described above that raised substantial doubt about whether the Company will continue as a going concern no longer exist.

At the time the Company’s 2002 consolidated financial statements were originally issued, the Company planned to generate liquidity through the sale of towers to AAT described above. At that time, the Company classified $180 million of long-term debt as current debt based on the amount of the prior credit facility that the Company believed would be required to be repaid from the proceeds of such tower sale. The Company has adjusted the current portion of long-term debt on the accompanying December 31, 2002 balance sheet to approximately $60 million, which represents the amount by which the senior credit facility borrowings were reduced through the asset sale and refinancing activities.

The notes to the consolidated financial statements for all years presented have been adjusted for the discontinued operations and restatements described above.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting policies applied in the preparation of the accompanying consolidated financial statements is as follows:

a. Basis of Consolidation

The consolidated financial statements include the accounts of the Company and all of its wholly-owned subsidiaries. All significant inter-company accounts and transactions have been eliminated in consolidation.

b. Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. The more significant estimates made by management relate to the allowance for doubtful accounts, the costs and revenue relating to the Company’s site development and construction contracts, valuation allowance on deferred tax assets, carrying value of long-lived assets, and the useful lives of towers. Actual results will differ from those estimates and such differences could be material.

c. Cash and Cash Equivalents

The Company classifies as cash and cash equivalents all interest-bearing deposits or investments with original maturities of three months or less, and highly liquid short-term commercial paper. Included in accounts payable at December 31, 2001 is a book cash overdraft of approximately $11.5 million.

d. Property and Equipment

Property and equipment are recorded at cost. Costs associated with the acquisition, development and construction of towers are capitalized as a cost of the towers. Costs for self-constructed towers include direct materials and labor, indirect costs and capitalized interest. Depreciation is provided using the straight-line method over the estimated useful lives. Leasehold improvements are amortized on a straight-line basis over the shorter of the useful life of the improvement or the term of the lease. The Company performs ongoing evaluations of the estimated useful lives of its property and equipment for depreciation purposes. The estimated useful lives are determined and continually evaluated based on the period over which services are expected to be rendered by the asset. If the useful lives of assets are reduced, depreciation may be accelerated in future years. Maintenance and repair items are expensed as incurred.

Asset classes and related estimated useful lives are as follows:

Towers and related components	2 –15 years
Furniture, equipment and vehicles	2 – 7 years
Buildings and improvements	5 – 39 years

Capitalized costs incurred subsequent to when an asset is originally placed in service are depreciated over the remaining estimated useful life of the respective asset. Changes in an asset’s estimated useful life are accounted for prospectively, with the book value of the asset at the time of the change being depreciated over the revised remaining useful life. There has been no material impact for changes in estimated useful lives for any years presented.

Interest is capitalized in connection with the self-construction of Company-owned towers. Capitalized interest is recorded as part of the asset to which it relates and is amortized over the asset’s estimated useful life. Approximately $1.7 million and $3.9 million of interest cost was capitalized in 2002 and 2001, respectively. Approximately $0.2 million and $1.9 million of this capitalized interest has been reclassified to discontinued operations in 2002 and 2001, respectively.

e. Deferred Financing Fees

Financing fees related to the issuance of debt have been deferred and are being amortized using a method that approximates the effective interest rate method over the length of indebtedness to which they relate.

f. Deferred Lease Costs

The Company defers certain initial direct costs associated with lease originations and lease amendments and amortizes these costs over the initial lease term, generally five years. Such costs deferred were approximately $1.7 million and $1.6 million in 2002 and 2001, respectively. Amortization expense was $0.8 million and $0.5 million for the years ended December 31, 2002 and 2001, respectively, and is included in cost of site leasing in the accompanying Consolidated Statements of Operations. As of December 31, 2002 and 2001, unamortized deferred lease costs were $3.4 million and $2.5 million, respectively, and are included in other assets. Accumulated amortization totaled $1.6 million and $0.8 million at December 31, 2002 and 2001, respectively.

g. Intangible Assets

Intangible assets are comprised of costs paid related to covenants not to compete. These finite-lived intangibles are being amortized over the terms of the contracts, which range from 3 to 10 years.

h. Goodwill

Goodwill at December 31, 2001, is comprised of costs paid in excess of the fair value of assets acquired. As of December 31, 2001, total cost of goodwill was $67.3 million and accumulated amortization was $6.6 million. During the year ended December 31, 2001, amortization of goodwill was $3.8 million. There was no goodwill at December 31, 2002 or amortization of goodwill during 2002, as a result of adopting the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets (“SFAS 142”) in 2002. During 2001, goodwill was being amortized over periods that ranged from 7 to 40 years.

i. Impairment of Long-Lived Assets

In accordance with SFAS 144, long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If an asset is determined to be impaired, the loss is measured by the excess of the carrying amount of the asset over its fair value as determined by an estimate of discounted future cash flows. Estimates and assumptions inherent in the impairment evaluation include, but are not limited to, general market conditions, historical operating results, tower lease-up potential and expected timing of lease-up.

j. Fair Value of Financial Instruments

The carrying values of the Company’s financial instruments, which primarily includes cash and cash equivalents, accounts receivable, prepaid expenses, accounts payable, accrued expenses and notes payable, approximates fair value due to the short maturity of those instruments. The senior credit facility has a floating rate of interest and is carried at an amount which approximates fair value.

The Company’s 12% senior discount notes are publicly traded and were trading based on a 28.5% yield at December 31, 2002, indicating a fair value of approximately $145.1 million as compared to a carrying value of approximately $263.9 million. The Company’s 10 1/4% senior notes are publicly traded and were trading based on a 25.0% yield at December 31, 2002, indicating a fair value of approximately $275.0 million as compared to a carrying value of $500.0 million. At December 31, 2001, the Company’s 12% senior discount notes were trading based on a 14.4% yield, indicating a fair value of approximately $209.8 million as compared to a carrying value of $234.9 million and the Company’s 10 1/4% senior notes were trading based on a 13.1% yield, indicating a fair value of approximately $435.0 million as compared to a carrying value of $500.0 million.

k. Revenue Recognition and Accounts Receivable

Revenue from site leasing is recorded monthly and recognized on a straight-line basis over the term of the related lease agreements. Rental amounts received in advance are recorded as deferred revenue in the consolidated balance sheets.

Site development projects in which the Company performs consulting services include contracts on a time and materials basis or a fixed price basis. Time and materials based contracts are billed at contractual rates as the services are rendered. For those site development contracts in which the Company performs work on a fixed price basis, site development billing (and revenue recognition) is based on the completion of agreed upon phases of the project on a per site basis. Upon the completion of each phase on a per site basis, the Company recognizes the revenue related to that phase. Revenue related to services performed on uncompleted phases of site development projects was not recorded by the Company at the end of the reporting periods presented as it was not material to the Company’s results of operations. Any estimated losses on a particular phase of completion are recognized in the period in which the loss becomes evident. Site development projects generally take from 3 to 12 months to complete.

Revenue from construction projects is recognized on the percentage-of-completion method of accounting, determined by the percentage of cost incurred to date compared to management’s estimated total cost for each contract. This method is used because management considers total cost to be the best available measure of progress on the contracts. These amounts are based on estimates, and the uncertainty inherent in the estimates initially is reduced as work on the contracts nears completion. The asset “Costs and estimated earnings in excess of billings on uncompleted contracts” represents expenses incurred and revenues recognized in excess of amounts billed. The liability “Billings in excess of costs and estimated earnings on uncompleted contracts” represents billings in excess of revenues recognized. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined to be probable.

Cost of site leasing revenue includes rent, property taxes, maintenance (exclusive of employee related costs) and other tower expenses. Cost of site development consulting and construction revenue include all material costs, salaries and labor costs, including payroll taxes, subcontract labor, vehicle expense and other costs directly and indirectly related to the projects. All costs related to site development consulting and construction projects are recognized as incurred.

The Company performs periodic credit evaluations of its customers. The Company continuously monitors collections and payments from its customers and maintains a provision for estimated credit losses based upon historical experience, specific customer collection issues identified and past due balances as determined based on contractual terms. Amounts determined to be uncollectible are written off against the allowance for doubtful accounts in the period in which uncollectibility is determined to be probable. If the capital markets and the ability of wireless carriers to access capital remains weak or further deteriorates, the ultimate collectibility of accounts receivable may be negatively impacted.

l. Selling, General and Administrative Expenses

Selling, general and administrative expenses represent those costs incurred which are related to the administration or management of the Company. Also, included in this category are corporate development expenses incurred in the normal course of business that represent costs incurred in connection with proposed acquisitions which have not been consummated, new build activities where a capital asset is not produced, and expansion of the customer base. The above costs are expensed as incurred. Development expenses included in selling, general and administrative were $4.2 million for the year ended December 31, 2001. There were no recurring development expenses in 2002.

m. Income Taxes

The Company accounts for income taxes in accordance with the provisions of SFAS No. 109, Accounting for Income Taxes. SFAS 109 requires the Company to recognize deferred tax liabilities and assets for the expected future income tax consequences of events that have been recognized in the Company’s consolidated financial statements. Deferred tax liabilities and assets are determined based on the temporary differences between the consolidated financial statements carrying amounts and the tax bases of assets and liabilities, using enacted tax rates in the years in which the temporary differences are expected to reverse. In assessing the likelihood of utilization of existing deferred tax assets, management has considered historical results of operations and the current operating environment.

n. Stock-Based Compensation

In December 2002, the FASB issued SFAS 148, Accounting for Stock-Based Compensation – Transition and Disclosure – an Amendment of SFAS 123, (“SFAS 148”) which provides alternative methods for a voluntary change to the fair value method of accounting for stock-based employee compensation and amends the disclosure requirements of SFAS 123, Accounting for Stock-Based Compensation. The Company has elected to continue to account for its stock-based employee compensation plans under APB 25, Accounting for Stock Issued to Employees (“APB 25”), and related interpretations. The following disclosures are provided in accordance with SFAS 148.

The Company has various stock-based employee compensation plans, which are described in Notes 13 and 14. The Company accounts for those plans under the recognition and measurement principles of APB 25, and related interpretations. From time to time, options to purchase Class A common stock have been granted under the Company’s 1999 Equity Participation Plan and the 2001 Equity Participation Plan which were below market value at the time of the grant. The Company recorded non-cash compensation expense of $2.0 million and $3.3 million for the years ended December 31, 2002 and 2001, respectively. Except for the amount of non-cash compensation recognized, no other stock-based employee compensation cost is reflected in net loss, as all other options granted under the Company’s stock-based employee compensation plans had an exercise price equal to, or in excess, of the market value of the underlying common stock on the date of grant.

The Black-Scholes option-pricing model was used with the following assumptions:

	Year ended December 31,
	2002	2001
Risk free interest rate	3.25%	4.5%
Dividend yield	0%	0%
Expected volatility	171%	99%
Expected lives	4 years	4 years

The following table illustrates the effect on net loss and loss per share as if the Company had applied the fair value recognition provisions of SFAS 123, to stock-based employee compensation:

	Year ended December 31,
	2002	2001
	(in millions, except per share data)
Net loss, as reported	$(249.0)	$(125.8)
Non-cash compensation charges included in net loss	2.0	3.3
Incremental stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(6.2)	(19.9)

Pro forma net loss	$(253.2)	$(142.4)

Loss per share:
Basic and diluted – as reported	$(4.93)	$(2.66)
Basic and diluted – pro forma	$(5.01)	$(3.01)

The effect of applying SFAS 123 in the pro-forma disclosure is not necessarily indicative of future results.

o. Loss Per Share

Basic and diluted loss per share are calculated in accordance with SFAS No. 128, Earnings per Share. Weighted average shares outstanding include the effect of shares issuable under acquisition earn-out obligations. The Company has potential common stock equivalents related to its outstanding stock options. These potential common stock equivalents were not included in diluted loss per share because the effect would have been anti-dilutive. Accordingly, basic and diluted loss per common share and the weighted average number of shares used in the computations are the same for all periods presented. There were 2.8 million and 3.8 million options outstanding at December 31, 2002 and 2001, respectively.

p. Comprehensive Income (Loss)

During the years ended December 31, 2002, and 2001, the Company did not have any changes in its equity resulting from non-owner sources and accordingly, comprehensive income (loss) was equal to the net loss amounts presented for the respective periods in the accompanying Consolidated Statements of Operations.

4. RECENT ACCOUNTING PRONOUNCEMENTS

In June 2001, the FASB issued SFAS 142. This standard eliminated the amortization of goodwill and certain intangible assets against earnings. Instead, goodwill is subject to at least an annual assessment for impairment by applying a fair-value-based test. Goodwill and indefinite-lived intangible assets will be written-down against earnings in the periods in which the recorded value of the asset is more than its fair value. SFAS 142 required the Company to complete a transitional goodwill impairment test within six months from the date of adoption. The Company adopted the provisions of SFAS 142 effective January 1, 2002 and completed the required transitional tests prior to June 30, 2002. In addition, the Company performed an impairment assessment of goodwill as of June 30, 2002. Other intangibles will continue to be amortized over their estimated useful lives, generally 3 to 10 years. See Note 5.

In October 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations (“SFAS 143”). This standard requires companies to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the Company capitalizes a cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, the Company either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. The standard was adopted by the Company effective January 1, 2003. As a result of the Company’s obligation to restore leaseholds to their original condition upon termination of ground leases underlying a majority of the Company’s towers and the Company’s estimate as to the probability of incurring these obligations, the Company recorded a cumulative effect adjustment of approximately $0.5 million during the first quarter of 2003. The adoption of SFAS 143 resulted in an increase in tower fixed assets of approximately $0.9 million and the recording of an asset retirement obligation liability of approximately $1.4 million.

Effective January 1, 2002, the Company adopted SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS 144”). SFAS 144 supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long Lived Assets to Be Disposed of (“SFAS 121”). This statement supersedes SFAS 121, however, it retains the fundamental provisions of that statement related to the recognition and measurement of the impairment of long-lived assets to be “held and used.” In addition, the statement provides more guidance on estimating cash flows when performing a recoverability test, requires that a long-lived asset or group of assets to be disposed of other than by sale (e.g. abandoned) be classified as “held and used” until it is disposed of, and establishes more restrictive criteria to classify an asset group as “held for sale.” The statement also supersedes the accounting and reporting provisions of APB 30 for the disposal of a segment of a business and would extend the reporting of a discontinued operation to a “component of an entity” increasing the likelihood that a disposition will represent a discontinued operation. Further, the statement requires operating losses from a “component of an entity” to be recognized in the period(s) in which they occur (rather than as of the measurement date as previously required by APB 30). The Company recorded an asset impairment charge during the first quarter of 2002 in accordance with SFAS 144. See Note 16.

In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements Nos. 4, 44 and 62, Amendment of SFAS No. 13 and Technical Corrections (“SFAS 145”). For the Company, SFAS 145 will require gains and losses on extinguishments of debt to be classified as income or loss from continuing operations rather than as extraordinary items as previously required under SFAS 4. Extraordinary treatment will be required for certain extinguishments as provided in APB Opinion No. 30. The statement also amended SFAS 13 for certain sale-leaseback and sublease accounting. The Company adopted the provisions of SFAS 145 effective January 1, 2003. Pursuant to SFAS 145, the Company’s previously reported extraordinary item of $5.1 million, related to the early extinguishment of debt, was reclassified to operating expense in the accompanying December 31, 2001 Consolidated Statement of Operations.

In July 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities (“SFAS 146”) and nullified EITF Issue No. 94–3. SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred, whereas EITF No. 94–3 had recognized the liability at the commitment date to an exit plan. SFAS 146 requires that the initial measurement of a liability be at fair value. The Company adopted the provisions of SFAS 146 effective January 1, 2003. The adoption of SFAS 146 did not have a material effect on the Company’s consolidated financial statements.

In December 2002, the FASB issued SFAS 148. SFAS 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. This statement also amends the disclosure requirements of SFAS 123 to require disclosures in both annual and interim financial statements regarding the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The standard is effective for fiscal years beginning after December 15, 2002. The Company has adopted the disclosure-only provisions of SFAS 148 as of December 31, 2002. The Company will continue to account for stock-based compensation in accordance with APB 25. As such, the Company does not expect this standard to have a material impact on its consolidated financial position or results of operations.

In November 2002, the FASB issued FASB Interpretation No. 45 (“FIN 45”), Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. FIN 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. FIN 45 also clarifies requirements for the recognition of guarantees at the onset of an arrangement. The initial recognition and measurement provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements of FIN 45 are effective for interim or annual financial statements after December 15, 2002. The Company implemented the disclosure requirements of FIN 45 as of December 31, 2002 and there was no material impact on its consolidated financial statements as a result of this implementation.

In January 2003, the FASB issued Interpretation No. 46, Consolidation for Variable Interest Entities, an Interpretation of ARB No. 51 which requires all variable interest entities (“VIEs”) to be consolidated by the primary beneficiary. The primary beneficiary is the entity that holds the majority of the beneficial interest in the VIE. In addition, the interpretation expands the disclosure requirements for both variable interest entities that are consolidated as well as VIEs from which the entity is the holder of a significant amount of beneficial interests, but not the majority. FIN 46 is effective for all VIEs created or acquired after January 31, 2003. For VIEs created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after June 15, 2003. The Company does not expect the effect of adopting this FIN will be material to the consolidated financial statements.

5. GOODWILL AND CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE

During 2002, the Company completed the transitional impairment test of goodwill required under SFAS 142, which was adopted effective January 1, 2002. As a result of completing the required transitional test, the Company recorded a charge retroactive to the adoption date for the cumulative effect of the accounting change in the amount of $60.7 million, representing the excess of the carrying value of reporting units as compared to their estimated fair value. Of the total $60.7 million cumulative effect adjustment, $58.5 million related to the site development construction reporting segment and $2.2 million related to the site leasing reporting segment. In addition, during 2002, the Company recorded additional goodwill totaling approximately $9.2 million resulting from the achievement of certain earn-out obligations under various construction acquisition agreements entered into prior to July 1, 2001, which was determined to be impaired during 2002 and written off. See Note 16.

The following unaudited pro forma summary presents the Company’s net loss and per share information as if the Company had been accounting for its goodwill under SFAS 142 for all periods presented:

	For the years ended
	December 31, 2002	December 31, 2001
	(in thousands, except per share data)
Reported net loss	$(248,996)	$(125,792)
Cumulative effect of change in accounting principle	60,674	—

Loss excluding cumulative effect of change in accounting principle	(188,322)	(125,792)
Add back goodwill amortization	—	3,802

Adjusted net loss	$(188,322)	$(121,990)

Reported basic and diluted loss per share	$(4.93)	$(2.66)
Cumulative effect of change in accounting principle	1.20	—

Loss per share excluding cumulative effect of change in accounting principle	(3.73)	(2.66)
Add back goodwill amortization	—	.08

Adjusted net loss per share	$(3.73)	$(2.58)

6. INTANGIBLE ASSETS, NET

Amortization expense was $1.1 million and $1.2 million for the years ended December 31, 2002 and 2001, respectively. As of December 31, 2002 and 2001, total costs of covenants not to compete were $6.4 million and $6.3 million, respectively, and accumulated amortization totaled $2.7 million and $1.6 million, respectively.

Estimated amortization expense on the Company’s covenants not to compete for the next five calendar years and thereafter is as follows:

Year ending December 31, (in thousands)
2003	$1,080
2004	1,077
2005	996
2006	395
2007	15
Thereafter	141

$3,704

7. ACQUISITIONS

During 2002, the Company acquired 53 towers and related assets from various sellers. The aggregate consideration paid was $15.5 million in cash and 330,736 shares of Class A common stock. In addition, the Company issued 397,773 shares of Class A common stock in settlement of contingent purchase price amounts payable as a result of towers or businesses it acquired having met or exceeded certain earnings or new tower targets. The 397,773 shares issued excludes the shares issued to Atlantic Telecom Services, Inc. discussed below.

        During 2001, the Company purchased two site development construction companies. On January 1, 2001, the Company acquired all of the issued and outstanding stock of Atlantic Telecom Services, Inc. (“Atlantic Telecom”). The Company paid $2.4 million in cash and issued 213,524 shares of its Class A common stock to the shareholders of Atlantic Telecom. During the first quarter of 2002, the Company paid $3.0 million of additional consideration in the form of 587,260 shares of Class A common stock as a result of certain 2001 earnings targets having been met, which was accrued for as of December 31, 2001. In addition, as of December 31, 2002, the former shareholders of Atlantic Telecom were entitled to receive an additional $2.0 million as a result of certain 2002 earnings targets being met. The Company accrued the $2.0 million within other current liabilities in the Consolidated Balance Sheet as of December 31, 2002. The excess of the original purchase price over the estimated fair value of the net assets acquired, or approximately $3.0 million, was recorded as goodwill, which was being amortized on a straight-line basis over a period of 15 years. The $3.0 million in original goodwill plus the $5.0 million in goodwill that was recorded as a result of the earn-out targets having been met, were written off during 2002 in connection with the implementation of SFAS 142. See Note 5. Subsequent to December 31, 2002, the $2.0 million accrued at December 31, 2002 was paid in cash.

On June 1, 2001, the Company acquired all of the issued and outstanding stock of Total Tower Service, Inc. (“Total Tower”). The Company paid $12.1 million in cash and issued 200,107 shares of its Class A common stock to the shareholders of Total Tower. The former shareholders of Total Tower were paid $7.0 million during 2002 as a result of certain net income targets during the first year after the closing date having been met. The excess of the original purchase price over the estimated fair value of the net assets acquired, or approximately $9.2 million was recorded as goodwill, which was being amortized on a straight-line basis over a period of 15 years. The $9.2 million in original goodwill plus the $7.0 million in goodwill that was recorded as a result of the earn-out payment were written off during 2002 in connection with the implementation of SFAS 142. See Notes 5 and 16.

Additionally, during 2001, the Company acquired 677 towers and related assets from various sellers. The aggregate consideration paid to sellers for these acquisitions for the year ended December 31, 2001 was $218.7 million in cash and 370,502 shares of its Class A common stock. In addition, the Company issued 790,495 shares of its Class A common stock as a result of towers or businesses it acquired having met or exceeded certain earnings or new tower targets identified in the various acquisition agreements.

The Company accounted for all the above acquisitions using the purchase method of accounting. The results of operations of the acquired assets and companies are included with those of the Company from the dates of the respective acquisitions. None of the individual acquisitions consummated were significant to the Company and accordingly, pro forma financial information has not been presented. The acquisitions were paid for from the issuance of Class A common stock, proceeds from debt offerings, cash provided from operations, and borrowings under the senior credit facility.

8. CONCENTRATION OF CREDIT RISK

The Company’s credit risks consist primarily of accounts receivable with national and local wireless communications providers and federal and state governmental agencies. The Company performs periodic credit evaluations of its customers’ financial condition and provides allowances for doubtful accounts as required based upon factors surrounding the credit risk of specific customers, historical trends and other information. The Company generally does not require collateral. The following is a list of significant customers and the percentage of total revenue derived from such customers:

Year ended December 31, 2002
(% of revenue)
Bechtel Corporation (contractor for AT&T Wireless and Cingular)	15.3%
Cingular	12.6%
AT&T Wireless	10.1%

Year ended December 31, 2001
(% of revenue)
Bright/Horizon	11.3%
Nextel	10.9%
AT&T Wireless	10.5%

The Company’s site development consulting, site development construction and site leasing segments derive revenue from these customers.

9. COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

Costs and estimated earnings on uncompleted contracts consist of the following:

	As of December 31,
	2002	2001
	(in thousands)
Costs incurred on uncompleted contracts	$74,506	$64,400
Estimated earnings	17,148	14,200
Billings to date	(83,591)	(73,569)

	$8,063	$5,031

These amounts are included in the accompanying consolidated balance sheets under the following captions:

	As of December 31,
	2002	2001
	(in thousands)
Costs and estimated earnings in excess of billings on uncompleted contracts	$10,425	$11,333
Billings in excess of costs and estimated earnings on uncompleted contracts	(2,362)	(6,302)

	$8,063	$5,031

10. PROPERTY AND EQUIPMENT

Property and equipment, excluding assets held for sale, consists of the following:

	As of December 31,
	2002	2001
	(in thousands)
Towers and related components	$1,057,744	$989,530
Construction-in-process	4,595	48,305
Furniture, equipment and vehicles	40,883	37,629
Land, buildings and improvements	16,500	13,170

	1,119,722	1,088,634
Less: accumulated depreciation and amortization	(179,669)	(102,571)

Property and equipment, net	$940,053	$986,063

Construction-in-process represents costs incurred related to towers that are under development and will be used in the Company’s operations. See Note 15.

Depreciation expense was $84.5 million and $61.0 million for the years ended December 31, 2002 and 2001, respectively.

11. ACCRUED EXPENSES

The Company’s accrued expenses are comprised of the following:

	As of December 31,
	2002	2001
	(in thousands)
Salaries and benefits	$1,791	$5,442
Real estate and property taxes	5,289	3,157
Restructuring and other charges	1,706	31
Insurance	3,738	1,848
Other	1,419	1,429

	$13,943	$11,907

12. CURRENT AND LONG-TERM DEBT

	As of December 31,
	2002	2001
	(in thousands)
10 1/4% senior notes, unsecured, interest payable semi-annually, balloon principal payment of $500,000 due at maturity on February 1, 2009, including deferred gain related to termination of derivative of $5,236 at December 31, 2002. See Notes 18 and 22.	$505,236	$500,000
12% senior discount notes, net of unamortized original issue discount of $5,077 at December 31, 2002, and $34,115 at December 31, 2001, unsecured, cash interest payable semi-annually in arrears beginning September 1, 2003, balloon principal payment of $269,000 due at maturity on March 1, 2008. See Note 22.	263,923	234,885
Senior secured credit facility loans, interest at varying rates (3.41% to 3.81% at December 31, 2002) quarterly installments based on reduced availability beginning September 30, 2003, maturing June 15, 2007. This facility was refinanced in May 2003. See Note 22.	255,000	110,000
Notes payable, interest at varying rates (2.9% to 11.4% at December 31, 2002 maturing at various dates through 2004).	123	568

	1,024,282	845,453
Less: current maturities	(60,083)	(365)

Long-term debt	$964,199	$845,088

10 1/4% Senior Notes

In February 2001, the Company issued $500.0 million of its 10 1/4% senior notes due 2009, which produced net proceeds of approximately $484.3 million after deducting offering expenses. Interest accrues on the notes and is payable in cash semi-annually in arrears on February 1 and August 1, commencing August 1, 2001. Proceeds from the senior notes were used to acquire and construct telecommunications towers, repay borrowings under the senior credit facility, and for general working capital purposes. Approximately $105.6 million of the proceeds were used to repay all borrowings under the Company’s former senior credit facility. The Company wrote off the deferred financing fees relating to the former senior credit facility and recorded a $5.1 million charge in the first quarter of 2001 in connection with the termination of this facility. Subsequent to December 31, 2002, the Company exchanged $10.0 million in principal amount of its 10 1/4% senior notes for 2.85 million shares of Class A common stock. See Note 22.

The 10 1/4% senior notes are unsecured and are pari passu in right of payment with the Company’s other existing and future senior indebtedness. The 10 1/4% senior notes place certain restrictions on, among other things, the incurrence of debt and liens, issuance of preferred stock, payment of dividends or other distributions, sales of assets, transaction with affiliates, sale and leaseback transactions, certain investments and the Company’s ability to merge or consolidate with other entities. The ability of the Company to comply with the covenants and other terms of the 10 1/4% senior notes and to satisfy its respective debt obligations will depend on the future operating performance of the Company. In the event the Company fails to comply with the various covenants contained in the 10 1/4% senior notes, it would be in default thereunder, and in any such case, the maturity of a portion or all of its long-term indebtedness could be accelerated. In addition, the acceleration of amounts due under the senior credit facility would also cause a cross-default under the indenture for the 10 1/4% senior notes.

12% Senior Discount Notes

In March 1998, the Company issued $269.0 million of its 12% senior discount notes due March 1, 2008, which produced net proceeds of approximately $150.2 million. The senior discount notes accreted in value until March 1, 2003 at which time they had an aggregate principal amount of $269.0 million. Thereafter, interest accrues on the senior discount notes and will be payable in cash semi-annually in arrears on March 1 and September 1, commencing September 1, 2003. Proceeds from the senior discount notes were used to acquire and construct telecommunications towers as well as for general working capital purposes. Subsequent to December 31, 2002, the Company repurchased $50.0 million in principal amount of its 12% senior discount notes in the open market for cash. See Note 22.

The 12% senior discount notes are unsecured and are pari passu in right of payment with the Company’s other existing and future senior indebtedness. The 12% senior discount notes place certain restrictions on, among other things, the incurrence of debt and liens, issuance of preferred stock, payment of dividends or other distributions, sales of assets, transaction with affiliates, sale and leaseback transactions, certain investments and the Company’s ability to merge or consolidate with other entities. The ability of the Company to comply with the covenants and other terms of the 12% senior discount notes and to satisfy its respective debt obligations will depend on the future operating performance of the Company. In the event the Company fails to comply with the various covenants contained in the 12% senior discount notes it would be in default thereunder, and in any such case, the maturity of a portion or all of its long-term indebtedness could be accelerated. In addition, the acceleration of amounts due under the senior credit facility would also cause a cross-default under the indenture for the 12% senior discount notes.

Senior Credit Facility

In June 2001, Telecommunications entered into a $300.0 million senior secured credit facility. The facility provided for a $100.0 million term loan and a $200.0 million revolving loan, the availability of which was based on compliance with certain covenants. As of December 31, 2002, the Company had $100.0 million outstanding under the term loan and $155.0 million under the revolving loan. In addition, the Company had $14.5 million of letters of credit issued on its behalf to serve as collateral to secure certain obligations in the ordinary course of business.

Borrowings under the $300.0 million senior secured credit facility accrued interest at the euro dollar rate plus a margin or a base rate plus a margin, as defined in the agreement. The senior secured credit facility was secured by substantially all of the assets of Telecommunications and its subsidiaries. The senior credit facility contained certain restrictive covenants. These covenants placed certain restrictions on, among other things, the incurrence of debt and liens, the sale of assets, capital expenditures, transactions with affiliates, sale and leaseback transactions and the number of towers that could be built without anchor tenants. If the Company failed to comply with these covenants, it could have resulted in an event of default under the senior credit facility. The acceleration of amounts due under the senior credit facility would have also caused a cross-default under both of the Company’s indentures.

The Company refinanced its credit facility in May 2003 and used the proceeds from the new credit facility, cash on hand and a portion of the proceeds from the AAT sale to repay this credit facility in full. At December 31, 2002 the current portion of long-term debt in the amount of $60.0 million has been reclassified to reflect the amount by which the senior credit facility borrowings were reduced through the refinancing. The portion of this debt reflected as long-term, $195.0 million, represents the amount of the facility which was replaced by the new facility. See Note 22.

As of December 31, 2002, the Company was in compliance with the covenants of each of the above agreements, as applicable.

The Company’s debt, excluding the deferred interest rate swap discussed below, at December 31, 2002 matures as follows:

(in thousands)
2003	$60,083
2004	15,040
2005	25,000
2006	25,000
2007	130,000
Thereafter	763,923

Total	$1,019,046

The Company previously entered into an interest rate swap agreement to manage its exposure to interest rate movements by effectively converting a portion of its $500.0 million senior notes from fixed interest rate to variable rate notes. During October 2002, the counter-party to this agreement terminated the agreement. This termination resulted in a $5.4 million deferred gain which is recorded in long-term debt and is being recognized as a reduction to interest expense over the remaining term of the notes to which the swap related. Amortization during 2002 was approximately $0.2 million. The amortization of the remaining deferred gain as of December 31, 2002 is as follows:

(in thousands)
2003	$676
2004	740
2005	810
2006	886
2007	969
Thereafter	1,155

Total	$5,236

See Note 18 for further discussion regarding the interest rate swap agreement.

13. SHAREHOLDERS’ EQUITY

a. Offerings of Common Stock

In July 2000, the Company filed a universal shelf registration statement on Form S-3 with the Securities and Exchange Commission registering the sale of up to $500.0 million of any combination of the following securities: Class A common stock, preferred stock, debt securities, depositary shares, or warrants.

b. Registration of Additional Shares

During 2001, the Company filed a shelf registration statement on Form S-4 with the Securities and Exchange Commission registering an aggregate 5.0 million shares of its Class A common stock. These 5.0 million shares are in addition to 3.0 million shares registered during 2000. These shares may be issued in connection with acquisitions of wireless communication towers or companies that provide related services. During the years ended December 31, 2002 and 2001, the Company issued 1.3 million shares, and 1.6 million shares, respectively, of its Class A common stock pursuant to these registration statements in connection with acquisitions.

c. Employee Stock Purchase Plan

In 1999, the Board of Directors of the Company adopted the 1999 Stock Purchase Plan (the “Purchase Plan”). A total of 500,000 shares of Class A common stock are reserved for purchase under the Purchase Plan. The Purchase Plan permits eligible employee participants to purchase Class A common stock at a price per share which is equal to the lesser of 85% of the fair market value of the Class A common stock on the first or the last day of an offering period. As of December 31, 2002, employees had purchased 271,038 shares under the Purchase Plan.

d. Shareholder Rights Plan

During January 2002, the Company’s Board of Directors adopted a shareholder rights plan and declared a dividend of one preferred stock purchase right for each outstanding share of the Company’s common stock. Each of these rights, which are currently not exercisable, will entitle the holder to purchase one one-thousandth (1/1000) of a share of the Company’s newly designated Series E Junior Participating Preferred Stock. In the event that any person or group acquires beneficial ownership of 15% or more of the outstanding shares of the Company’s common stock or commences or announces an intention to commence a tender offer that would result in such person or group owning 15% or more of the Company’s common stock, each holder of a right (other than the acquirer) will be entitled to receive, upon payment of the exercise price, a number of shares of common stock having a market value equal to two times the exercise price of the right. In order to retain flexibility and the ability to maximize shareholder value in the event of transactions that may arise in the future, the Board retains the power to redeem the rights for a set amount. The rights were distributed on January 25, 2002 and expire on January 10, 2012, unless earlier redeemed or exchanged or terminated in accordance with the Rights Agreement.

14. STOCK OPTIONS AND WARRANTS

The Company has three stock option plans (the 1996 Stock Option Plan, the 1999 Equity Participation Plan and the 2001 Equity Participation Plan) whereby options (both non-qualified and incentive stock options), stock appreciation rights and restricted stock may be granted to directors, employees and consultants. Upon adoption of the 2001 Equity Participation Plan, all unissued options under the 1996 Stock Option Plan and the 1999 Equity Participation Plan were cancelled. The 2001 Equity Participation Plan provides for a maximum issuance of shares, together with all outstanding options and unvested shares of restricted stock under all three of the plans, equal to 15% of the Company’s common stock outstanding, adjusted for certain shares issued pursuant to the exercise of certain options. A summary of shares reserved for future issuance under these plans as of December 31, 2002 is as follows:

Reserved for 1996 Stock Option Plan	195,401
Reserved for 1999 Equity Participation Plan	919,939
Reserved for 2001 Equity Participation Plan	6,459,433

7,574,773

These options generally vest between three and six years from the date of grant. The Company accounts for these plans under APB 25 under which compensation cost is not recognized on those issuances where the exercise price equals or exceeds the market price of the underlying stock on the grant date. From time to time, options to purchase shares of Class A common stock have been granted under the 1999 Equity Participation Plan and the 2001 Equity Participation Plan which were below market value at the time of grant. As a result, the Company recorded non-cash compensation expense of $2.0 million and $3.3 million for the years ended December 31, 2002 and 2001, respectively.

As required by SFAS 123, the Company has determined the pro-forma effect of the options granted had the Company accounted for stock options granted under the fair value method of SFAS 123.

A summary of the status of the Company’s stock option plans including their weighted average exercise price is as follows:

	2002		2001
	Shares	Price	Shares	Price
Outstanding at beginning of year	3,823,911	$20.57	3,089,656	$16.97
Granted	2,444,610	$10.17	1,748,195	$23.34
Exercised/redeemed	(144,652)	$0.93	(587,560)	$4.26
Forfeited/canceled	(3,276,083)	$21.59	(426,380)	$27.65

Outstanding at end of year	2,847,786	$11.37	3,823,911	$20.57

Options exercisable at end of year	993,110	$12.63	1,616,968	$14.12

Weighted average fair value of options granted during the year		$6.63		$27.37

Option groups outstanding at December 31, 2002 and related weighted average exercise price and remaining life, in years, information are as follows:

Options Outstanding				Options Exercisable
Range	Outstanding	Average Contractual Life	Average Exercise Price	Exercisable	Weighted Average Exercise Price
$ 0.05 - $4.00	387,019	6.7	$1.76	230,554	$2.25
$ 5.37 - $9.75	1,491,326	6.8	$8.07	339,687	$8.29
$10.17 - $13.35	361,715	8.1	$12.49	20,440	$10.99
$15.25 - $24.75	352,069	5.8	$17.52	273,257	$16.35
$26.63 - $51.94	255,657	4.0	$35.17	129,172	$34.95

	2,847,786	6.6	$11.37	993,110	$12.63

15. RESTRUCTURING AND OTHER CHARGES

In August 2001, in response to deteriorating capital market conditions within the telecommunications industry, the Company implemented a plan of restructuring primarily associated with the downsizing of its new tower build construction activities. The plan included the abandonment of certain acquisition and new tower build sites resulting in a non-cash charge of approximately $24.1 million. The plan also included the elimination of 102 employee positions and closing and/or consolidation of selected offices. Payments made related to employee separation and office closings were approximately $0.3 million. A summary of the restructuring charge for the year ended December 31, 2001 is as follows:

	Total charges during year ended December 31, 2001	Deductions		Accrued as of December 31, 2001
		Cash	Non-cash
		(in thousands)
Abandonment of new tower build and acquisition work in process and related construction materials	$24,088	$—	$24,088	$—
Employee separation and exit costs	311	280	—	31

	$24,399	$280	$24,088	$31

In February 2002, as a result of the continuing deterioration of capital market conditions for wireless carriers, the Company further reduced its capital expenditures for new tower development and acquisition activities, suspended any material new investment for additional towers, reduced its workforce and closed or consolidated offices. Under then existing capital market conditions, the Company did not anticipate building or buying a material number of new towers beyond those it was currently contractually obligated to build or buy, thereby resulting in the abandonment of a majority of its existing new tower build and acquisition work in process during 2002. In connection with this restructuring, a portion of the Company’s workforce was reduced and certain offices were closed, substantially all of which were primarily dedicated to new tower development activities. As a result of the implementation of its plans, the Company recorded a restructuring charge of $47.3 million in accordance with SFAS 144, and Emerging Issues Task Force 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity, including Certain Costs Incurred in a Restructuring.

Of the $47.3 million restructuring charge recorded during the year ended December 31, 2002, approximately $40.4 million related to the abandonment of new tower build and acquisition work in process and related construction materials on approximately 764 sites. The remaining $6.9 million of restructuring expense related primarily to the costs of employee separation for approximately 470 employees and exit costs associated with the closing and consolidation of approximately 40 offices. Exit costs associated with the closing and consolidation of offices primarily represent the Company’s estimate of future lease obligations after considering sublease opportunities.

Approximately $1.7 million remains in accrued liabilities at December 31, 2002, representing primarily future lease obligations related to closed and downsized offices and future ground lease obligations on canceled sites. A summary of the restructuring charge for the year ended December 31, 2002 is as follows:

	Total charges during year ended December 31, 2002	Deductions		Accrued as of December 31, 2002
		Cash	Non-cash
		(in thousands)
Abandonment of new tower build and acquisition work in process and related construction materials	$40,380	$—	$40,380	$—
Employee separation and exit costs	6,907	4,324	877	1,706

	$47,287	$4,324	$41,257	$1,706

16. ASSET IMPAIRMENT CHARGES

In accordance with SFAS 144, long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If an asset is determined to be impaired, the loss is measured by the excess of the carrying amount of the asset over its fair value as determined by an estimate of discounted future cash flows. Estimates and assumptions inherent in the impairment evaluation include, but are not limited to, general market conditions, historical operating results, lease-up potential and expected timing of lease-up.

In the first quarter of 2002, certain tower sites held and used in operations were considered to be impaired. Towers determined to be impaired were primarily towers with no tenants and little or no prospects for future lease-up. An asset impairment charge of approximately $16.4 million is included within asset impairment charges in the year ended December 31, 2002 Consolidated Statement of Operations.

During the first and second quarters of 2002, the Company recorded goodwill totaling approximately $9.2 million resulting from the achievement of certain earn-out obligations under various construction acquisition agreements entered into prior to July 1, 2001. In accordance with SFAS 142, goodwill is subject to an impairment assessment at least annually, or at any time that indicators of impairment are present. The Company determined that as of June 30, 2002, indicators of impairment were present, thereby requiring an impairment analysis be completed. The indicators of impairment giving rise to this analysis included significant deterioration of overall Company value, continued negative trends with respect to wireless carrier capital expenditure plans and related demand for wireless construction services, and perceived reduction in value of similar site development construction services businesses. As a result of this analysis, using a discounted cash flow valuation method for estimating fair value, $9.2 million of goodwill within the site development construction reporting segment was determined to be impaired as of June 30, 2002 and was written off.

17. INCOME TAXES

The provision (benefit) for income taxes from continuing operations consists of the following components:

	For the years ended December 31,
	2002	2001
	(in thousands)
Current provision (benefit) for taxes:
Federal income tax	$(1,382)	$—
Foreign income tax	—	—
State income tax	1,691	1,493

Total current	309	1,493

Deferred provision (benefit) for taxes:
Federal income tax	(57,000)	(39,868)
State income tax	(3,767)	(1,528)
Increase in valuation allowance	60,767	41,396

Total deferred	—	—

Total	$309	$1,493

A reconciliation of the provision (benefit) for income taxes from continuing operations at the statutory U.S. Federal tax rate (34%) and the effective income tax rate is as follows:

	For the years ended December 31,
	2002	2001
	(in thousands)
Statutory Federal benefit	$(62,653)	$(41,513)
State income tax	(1,371)	(23)
Cumulative effect of change in accounting principle	3,018	—
Other	395	367
Goodwill amortization	153	1,266
Valuation allowance	60,767	41,396

	$309	$1,493

The components of the net deferred income tax asset (liability) accounts are as follows:

	As of December 31,
	2002	2001
	(in thousands)
Allowance for doubtful accounts	$1,922	$1,876
Deferred revenue	8,555	5,818
Accrued liabilities	4,612	2,220
Other	106	87
Valuation allowance	(15,195)	(10,001)

Current net deferred taxes	$—	$—

Original issue discount	$44,559	$33,176
Net operating loss	96,731	54,003
Book vs. tax depreciation	(38,726)	(39,090)
Straight-line rents	(4,930)	(3,392)
Other	5,720	1,813
Valuation allowance	(103,354)	(46,510)

Non-current net deferred taxes	$—	$—

The Company has recorded a valuation allowance for deferred tax assets as management believes that it is not “more likely than not” that the Company will be able to generate sufficient taxable income in future periods to recognize the assets.

The Company has available at December 31, 2002, a net operating tax loss carry-forward of approximately $289.7 million. Approximately $8.6 million, $35.8 million, $102.3 million and $143.0 million of the net operating tax loss carry-forwards will expire in 2019, 2020, 2021 and 2022, respectively.

18. DERIVATIVE FINANCIAL INSTRUMENT

Effective January 2002, the Company entered into an interest rate swap agreement to manage its exposure to interest rate movements by effectively converting a portion of its $500.0 million senior notes from interest rate fixed to variable rates. The Company accounted for the swap in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, and its corresponding amendments under SFAS 138, Accounting for Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133. SFAS 133 required the Company to record the fair value of the swap on the balance sheet. The Company’s swap was accounted for as a fair value hedge under SFAS 133. The swap qualified for the shortcut method of hedge accounting recognition and, therefore, no portion of the swap was treated as ineffective. Accordingly, the entire change in fair value of the swap was offset against the change in fair value of the related senior notes.

The notional principal amount of the swap was $100.0 million and the maturity date and payment provisions matched that of the underlying senior notes. The swap was to mature in seven years and provided for the exchange of fixed rate payments for variable rate payments without the exchange of the underlying notional amount. The variable rates were based on six-month EURO plus 4.47% and were reset on a semi-annual basis. The differential between fixed and variable rates to be paid or received was accrued as interest rates changed in accordance with the agreement and were recognized as an adjustment to interest expense. The Company recorded a reduction of approximately $3.1 million to interest expense during the year ended December 31, 2002 as a result of the differential between fixed and variable rates.

The counter-party to the interest rate swap agreement terminated the swap agreement effective October 15, 2002. In connection with this termination, the counter-party was required to pay the Company $6.2 million which included approximately $0.8 million in accrued interest. The remaining approximately $5.4 million received was deferred and is being recognized as a reduction to interest expense over the remaining term of the senior notes using the effective interest method. Amortization of the deferred gain during 2002 was approximately $0.2 million. The remaining deferred gain balance at December 31, 2002 of $5.2 million is included in long-term debt in the December 31, 2002 Consolidated Balance Sheet.

19. COMMITMENTS AND CONTINGENCIES

a. Operating Leases

The Company is obligated under various non-cancelable operating leases for land, office space, vehicles and equipment, and site leases that expire at various times through May 2100. The annual minimum lease payments under non-cancelable operating leases in effect as of December 31, 2002 are as follows:

(in thousands)
2003	$28,046
2004	24,677
2005	18,955
2006	12,754
2007	9,703
Thereafter	35,567

Total	$129,702

Principally, all of the leases provide for renewal at varying escalations. Fixed rate escalations have been included in the payments disclosed above.

Rent expense for operating leases was $29.3 million and $23.3 million for the years ended December 31, 2002, and 2001, respectively. The rent expense of $29.3 million for year ended December 31, 2002 excludes $2.4 million which is included in restructuring and other charges. In addition, certain of the Company’s leases include contingent rent provisions which provide for the lessor to receive additional rent upon the attainment of certain tower operating results and/or lease-up. Contingent rent expense for the years ended December 31, 2002 and 2001 was $1.6 million and $0.8 million, respectively.

b. Tenant Leases

The annual minimum tower lease income to be received for tower space and antenna rental under non-cancelable operating leases in effect as of December 31, 2002 are as follows:

(in thousands)
2003	$112,993
2004	105,551
2005	84,846
2006	54,920
2007	26,735
Thereafter	49,314

Total	$434,359

Principally, all of the leases provide for renewal, generally at the tenant’s option, at varying escalations. Fixed rate escalations have been included in the receipts disclosed above.

c. Employment Agreements

The Company has employment agreements with certain officers of the Company that grant these employees the right to receive their base salary and continuation of certain benefits, for a defined period of time, in the event of a termination, as defined by the agreement of such employees. In connection with one of these agreements, the Company was obligated to pay an amount equal to the difference between $1.0 million and the value of all vested options and restricted stock belonging to a particular officer on September 19, 2003. The Company had the option of settling the obligation in cash or shares of Class A common stock. This obligation was settled in September 2003 in cash for $0.9 million. This amount had been expensed over the three year period of the original agreement as non cash compensation expense.

d. Litigation

The Company is involved in various claims, lawsuits and proceedings arising in the ordinary course of business. While there are uncertainties inherent in the ultimate outcome of such matters and it is impossible to presently determine the ultimate costs that may be incurred, management believes the resolution of such uncertainties and the incurrence of such costs will not have a material adverse effect on the Company’s consolidated financial position, results of operations or liquidity.

e. Contingent Purchase Obligations

The Company sometimes agrees to pay additional acquisition purchase price consideration if the towers or businesses that are acquired meet or exceed certain earnings or new tower targets in the 1-3 years after they have been acquired. As of December 31, 2002, the Company had an obligation to pay up to an additional $5.8 million in consideration if the earnings targets contained in various acquisition agreements are met. This obligation consisted of approximately $2.0 million associated with an acquisition within the Company’s site development construction segment and approximately $3.8 million associated with acquisitions within the Company’s site leasing segment. At the Company’s option, a majority of the additional consideration may be paid in cash or shares of Class A common stock. The Company records such obligations as additional consideration when it becomes probable that the earnings targets will be met. As of December 31, 2002, certain earnings targets associated with an acquisition within the site development construction segment were achieved, and therefore, the Company accrued approximately $2.0 million, within other current liabilities on the December 31, 2002 Consolidated Balance Sheet. This amount was paid in cash in February 2003.

f. Cash Collateral

Other assets in the December 31, 2001 Consolidated Balance Sheet includes $8.0 million of cash deposited as collateral to secure certain indemnification obligations of the Company and certain of its affiliates related to surety bonds issued for the benefit of the Company or its affiliates in the ordinary course of business. This cash was returned to the Company in 2002 as letters of credit were established as collateral.

20. DEFINED CONTRIBUTION PLAN

The Company has a defined contribution profit sharing plan under Section 401 (k) of the Internal Revenue Code that provides for voluntary employee contributions of 1% to 14% of compensation. Employees have the opportunity to participate following completion of three months of employment and must be 21 years of age. Employer matching begins after completion of one year of service. The Company currently makes a discretionary matching contribution of 50% of an employee’s contributions up to a maximum of $3,000. Company matching contributions were $0.8 million and $0.6 million for the years ended December 31, 2002 and 2001, respectively.

21. SEGMENT DATA

The Company operates principally in three business segments: site development consulting, site development construction, and site leasing. The Company’s reportable segments are strategic business units that offer different services. They are managed separately based on the fundamental differences in their operations. Revenues, gross profit, capital expenditures (including assets acquired through the issuance of shares of the Company’s Class A common stock) and identifiable assets pertaining to the segments in which the Company continues to operate are presented below:

	Site Leasing	Site Development Consulting	Site Development Construction	Assets not identified by segment	Total
December 31, 2002
Revenues	$114,995	$27,204	$97,837	$—	$240,036
Cost of revenues	40,607	20,594	81,879	—	143,080
Gross profit	74,388	6,610	15,958	—	96,956
Capital expenditures	93,999	430	21,487	1,565	117,481
Assets	957,768	13,294	54,755	277,548	1,303,365

December 31, 2001
Revenues	$85,406	$24,251	$115,484	$—	$225,141
Cost of revenues	30,629	17,097	91,435	—	139,161
Gross profit	54,777	7,154	24,049	—	85,980
Capital expenditures	536,151	1,794	34,125	4,430	576,500
Assets	1,010,549	13,337	141,024	242,633	1,407,543

Assets not identified by segment consist primarily of assets held for sale and general corporate assets.

The Company has client concentrations with respect to revenues in each of its financial reporting segments. Of its total site development consulting revenue for the year ended December 31, 2002, the following two customers represented 63.8% of total revenue from this segment: Cingular represented 29.6% and Bechtel Corporation represented 34.2%. Of its total site development construction revenue for the year ended December 31, 2002, one customer, Bechtel Corporation, represented 28.1% of such revenue. Of its total site leasing revenue for the year ended December 31, 2002, one customer, AT&T Wireless represented 15.5% of such revenue.

22. SUBSEQUENT EVENTS

In March 2003, certain of the Company’s subsidiaries entered into a definitive agreement with AAT to sell up to an aggregate of 801 towers, which represented substantially all of the Company’s towers in the western two-thirds of the United States. Gross proceeds from the sale of all 801 towers were anticipated to be $203.0 million, subject to purchase adjustments for tower indemnity obligations. The Company ultimately sold 784 of the 801 towers, which closed in various stages through October 1, 2003. The Company expects its cumulative loss on the entire transaction to be approximately $2 million. There were 17 towers originally part of the AAT transaction which were subsequently excluded pursuant to the terms of the agreement. The Company intends to dispose of these towers and they are included as assets held for sale.

On May 9, 2003, Telecommunications closed on a new senior credit facility in the amount of $195.0 million from General Electric Capital Corporation (“GECC”) and affiliates of Oak Hill Advisors, Inc. (“Affiliates of Oak Hill”). The new facility consists of $95.0 million of term loans and a $100.0 million revolving line of credit. The revolving lines of credit may be borrowed, repaid and redrawn and converts to a term loan on April 30, 2004, at the then outstanding balance. Amortization of amounts borrowed under this facility commences in 2004, at an annual rate of 10% in 2004 and 15% in each of 2005, 2006, and 2007. All remaining amounts are due and payable at maturity on December 31, 2007. Amounts borrowed under this facility accrue interest at LIBOR plus 400 basis points. Additional interest of 3.5% per annum also accrues but is not payable until maturity. The new facility is pre payable at Telecommunications’ option at decreasing premiums through May 2007. Amounts borrowed under the new facility are secured by a first lien on substantially all of Telecommunications’ assets. In addition, each of Telecommunications’ domestic subsidiaries has guaranteed the obligations of Telecommunications under the senior credit facility and has pledged substantially all of their respective assets to secure such guarantee, and the Company has pledged substantially all of its assets to secure Telecommunications’ obligations under the senior credit facility.

This new credit facility requires Telecommunications to maintain specified financial ratios, including ratios regarding its debt coverage, debt service, cash interest expense and fixed charges for each quarter. This new senior credit facility contains affirmative and negative covenants that, among other things, restricts its ability to incur debt and liens, sell assets, commit to capital expenditures, enter into affiliate transactions or sale-leaseback transactions, and/or build towers without anchor tenants. Telecommunications’ ability in the future to comply with the covenants and access the available funds under the senior credit facility in the future will depend on its future financial performance.

On May 9, 2003, Telecommunications used the proceeds from the new credit facility, cash on hand and a portion of the proceeds from the first closing of its sale of towers to AAT to repay the old credit facility in full, consisting of $255.0 million outstanding. As a result of this prepayment, Telecommunications has written off deferred financing fees associated with this facility of approximately $4.4 million during the second quarter of 2003. Additionally, as of June 30, 2003, Telecommunications had recorded deferred financing fees of approximately $7.9 million associated with this new credit facility.

Subsequent to December 31, 2002, the Company repurchased $50.0 million of its 12% senior discount notes in open market transactions. The Company paid $50.3 million plus accrued interest in cash and recognized a loss of $1.6 million related to these debt repurchases. The Company also repurchased $10.0 million of its 10 1/4% senior notes in exchange for approximately 2.85 million shares of Class A common stock and recognized a gain of $0.7 million related to this debt repurchase.

Subsequent to December 31, 2002, in response to the Company’s continued restructuring of the site development construction segment to address changing market demand and the Company’s decision to rely on a greater percentage of subcontractor labor, the Company committed to a new plan of restructuring associated with further downsizing activities. The Company closed or downsized an additional 18 offices and eliminated the positions of approximately 140 employees during the nine months ended September 30, 2003, substantially all related to its site development operations. The Company incurred a restructuring charge of approximately $2.4 million during the nine months ended September 30, 2003.

23. QUARTERLY FINANCIAL DATA (unaudited)

	Quarters Ended
	December 31, 2002	September 30, 2002	June 30, 2002	March 31, 2002
	(in thousands except per share amounts)
Revenues	$57,402	$60,792	$63,605	$58,237
Gross profit	$23,207	$23,882	$25,547	$24,320
Restructuring and other charges	$(1,132)	$(1,225)	$(7,667)	$(37,738)
Asset impairment charges	—	—	$(9,165)	$(16,380)
Loss from continuing operations before cumulative effect of change in accounting principle	$(29,347)	$(30,520)	$(42,250)	$(82,467)
Loss from discontinued operations	(990)	(1,153)	(833)	(762)
Cumulative effect of change in accounting principle	—	—	—	(60,674)

Net loss	$(30,337)	$(31,673)	$(43,083)	$(143,903)

Per common share – basic and diluted:
Loss from continuing operations before cumulative effect of change in accounting principle	$(0.57)	$(0.60)	$(0.84)	$(1.66)
Loss from discontinued operations	(0.02)	(0.02)	(0.01)	(0.01)
Cumulative effect of change in accounting principle	—	—	—	(1.22)

Net loss	$(0.59)	$(0.62)	$(0.85)	$(2.89)

The reported amounts above have been restated to reflect the Company’s discontinued operations and the adjustments discussed in Note 2.